Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

January 17, 2006	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

     Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the period ended December 31, 2005, of $3,420,635, or $0.84 per share, as compared to $3,396,964 or $0.85 per share for the same period a year ago.

     As of 12/31/2005, the company reported assets of $353,827,564 with total loans, including loans held for sale of $252,209,537 and deposits of $294,312,411. This represents asset growth of 5.7%, loan growth of 9.8% and deposit growth of 4% over the prior year.

     In commenting on the company's growth and earnings performance, Chairman and CEO Richard White said that the most significant change on the bank's balance sheet is in the loan totals. This is the result of continued strong loan demand as well as a strategic decision to keep more loans in house rather than to sell them on the secondary market. Nevertheless, our "off balance sheet" portfolio of loans that we have sold in the secondary market and continue to service also grew 6.1% over the year.

     The company's board of directors has declared a cash dividend of $0.17 per share, payable February 1, 2006 to shareholders of record as of January 15, 2006.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.